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                                                                Exhibit 99.1

                      NEWCARE ANNOUNCES 9 MONTH RESULTS


NewCare Health Corporation's President and CEO, Robert W. Bell, Sr., reports a loss of $1,205,406 for the nine month period ended September 30, 1996 for the Largo, Florida based company as compared to earnings of $579,917 for the same period in 1995. The loss is primarily attributable to the disposal of its Spectrum Health Services, Inc. subsidiary whose assets were sold on October 24, 1996. The loss from the discontinued operations for the nine months ended Spetember 30, 1996, was $2,601,768, which included an estimated loss on the disposal of Spectrum assets of $1,700,000 and $901,768 loss on Spectrum's operations for the nine month period. Also included in the operating results for the nine months ended September 30, 1996, is a gain on restructuring of debt of $691,668. Earnings from continuing operations for the nine months ended September 30, 1996, were $704,694, as compared to a loss of $224,663 for the same period in 1995. Revenues from continuing operations were $21,156,000 up from $15,436,000 for the same period last year.